EXHIBIT 10.39

        Veeco Instruments Inc.
100 Sunnyside Boulevard, Suite B    •    Woodbury, NY 11797     •    Phone (516) 677-0200    •    Fax (516) 677-0380

Amended and Restated as of March 10, 2004
Effective March 3, 2003

Mr. Don Kania
xxxxxxxxxxxxx
xxxxxxxxxxxxx

Dear Don,

        I am pleased to confirm our promotional offer to you for the position of President/Veeco Instruments, reporting to Ed Braun, CEO. The following summarizes the terms of our offer:

  •
  Your bi-weekly salary will be $14,423.08. This equates to an annual salary rate of $375,000.

  •
  You will be eligible to participate in a performance based annual bonus program that, based upon Company and individual performance goals, may provide you with a bonus target payout of 70% of your annual salary in accordance with a Board approved Management Bonus Plan.

  •
  You will receive stock options for 100,000 shares of Veeco stock, currently traded on NASDAQ, in accordance with a Board approved Management Stock Option Plan.

  •
  You will continue to receive a $700 a month car allowance.

  •
  As with all of our employees, your employment is for an indefinite period of time.

  •
  The specifics related to your relocation are attached to this offer.

        Kindly indicate your acceptance by signing and returning a copy of this letter to my attention.

Sincerely,

/s/ SUE AULENBACHER Vice President, Human Resources
Accepted:
Signature:	/s/ DON KANIA	Dated March 10, 2004

Relocation Assistance—Don Kania

        In connection with your accepting this job offer with Veeco we are prepared to provide you with the following:

Reimbursement of Expenses Incurred for a Home Sale and Home Purchase

        The company will reimburse you for the majority of reasonable and customary closing costs involved in the sale of your existing two residences and the purchase of a new residence.

(A)
Sale of Former Residences

        Upon presentation of appropriate documentation including receipts, closing statements, etc., the company shall reimburse you for the following reasonable and customary expenses incurred in the sale of your two former homes:

  Selling commission of a licensed real estate broker, but not to exceed 6% of the sale price of the house;
  Legal fees incurred in connection with the sale, excluding fees for correcting title defects;
  Appraisal Fees;
  Deed preparation fees;
  Stamp tax and deed tax;
  Recording fees—warranty deed, appraisal mortgage;
  Filing fees;
  Real estate transfer tax;
  Title search and/or title insurance and abstract fee;
  Termite and structural inspection;
  Survey expenses;
  Notary fees;

  (B)
  Purchase of New Residence

        Upon presentation of appropriate documentation including receipts, the company shall reimburse you the following reasonable and customary expenses incurred in the purchase of the new residence:

  Attorney's fees for retained legal services, except to clear title defects;
  Title search;
  Title insurance and abstract fee;
  Recording fees—warranty deed, appraisal mortgage;
  Property survey, if required by lender;
  Stamp tax and deed tax;
  Transfer taxes;
  Termite and structural inspection fees, if required by lender;
  Credit report expenses;
  Notary fees;
  Revenue stamps;
  Document preparation;
  Mortgage application fee, mortgage tax and NYS mansion tax (if applicable).

Reimbursement of Relocation Expenses

  •
  Movement of Household Effects—The company will reimburse reasonable and customary moving costs. However, the movement of household goods should not exceed 40,000 pounds. Veeco agrees to provide shipment for up to three automobiles through the Company's chosen moving vendor and other expenses pre-approved by the Vice President of Human Resources. Veeco has a national agreement with United Van Lines and the move would be coordinated through C. R. Hamilton, Inc., a United Van Line agent located on Long Island. The individual at United who you would call would be Art Mantlo at 1 800-932-9876 and the moving bill would be sent to Veeco.

  •
  House Hunting Trips—You will be reimbursed for up to (2) house hunting trips to the area of the new work location. These visits shall not exceed an aggregate of seven days. Expenses incurred by the employee and the employee's family for economy air fair or mileage allowance plus tolls, lodging and meals will all be reimbursable expenses provided the expenses are reasonable and customary and are substantiated with receipts. The same applies for expenses incurred en route to the new residence for the employee and their family.

  •
  Reimbursement for Visits with Family—When an employee reports to the new work location without his or her family, the employee will be reimbursed for travel costs for trips home to visit his or her immediate family (i.e. spouse and dependent children). Veeco will reimburse travel for up to two return trips per month for up to a six month period. It is understood that trips will be planned in conjunction with business trips, when feasible. If the travel to New York is the result of normal course of business, these expenses will be excluded from the relocation maximum.

Continuation and Termination of Benefits Under Previous Relocation Agreement

        The following benefits under your previous relocation agreement will continue for the periods specified and then terminate as provided below:

  •
  Monthly Housing Allowance—During the current period through June 30, 2003 you will be provided with a monthly housing allowance of $7,751 to continue the cost of covering your Santa Barbara home. This will be taxable income to you. If you do not sell both residences by June 30, 2003, this housing allowance will continue for a period not to exceed the date of sale of your homes, or October 1, 2003, whichever is earlier.

  •
  Monthly Goods and Services Allowance—During the current period through June 30, 2003 you will be provided with a monthly "goods and services" allowance of $1,000. This amount will be grossed up for tax purposes.

  •
  Transitional Allowance—The transitional allowance in your previous relocation agreement will no longer apply after June 30, 2003.

TAX IMPLICATIONS

        Because of the tax implications involved in receiving relocation-related financial assistance, employees are encouraged to seek the advice of a professional tax advisor or consultant. Throughout the relocation process, it is important to retain all pertinent documents and receipts to substantiate expenses and support possible deductions related to the move. The company will "gross up" the taxable transfer or relocation expenses provided you by the Company, calculated to your effective tax rate. (the moving company will be paid directly and would not be subject to any "gross up" payment).

REIMBURSEMENT TO THE COMPANY BY EMPLOYEE

        If an employee voluntarily leaves the company, without good cause and exclusive of the terms defined in employment agreement, or is terminated for gross misconduct, within two year's from the employee's moving date, the employee shall reimburse to the company all reasonable and customary relocation expenses paid to them.

        NOTE:    The relocation assistance to be provided by the Company will have an aggregate cap of $200,000 exclusive of the tax "gross-up" the company will provide. This cap will not apply to (a) the two house-hunting trips or (b) the continuation of benefits under your previous relocation agreement, each as described above.

Accepted:

Signature:	/s/ DON KANIA	Dated March 10, 2004